Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports Results for the Second Quarter of 2014
Second quarter EPS of $0.85 increased 15% compared to 2013;
Home closing revenue grew 15% and pretax margin increased to 10.9%

SCOTTSDALE, Ariz., July 24, 2014 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced second quarter results for the period ended June 30, 2014.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	%Chg	2014	2013	%Chg
Homes closed (units)	1,368	1,321	4%	2,477	2,373	4%
Home closing revenue	$502,800	$436,040	15%	$908,579	$766,750	18%
Average sales price - closings	$368	$330	12%	$367	$323	14%
Home orders (units)	1,647	1,637	1%	3,172	3,184	0%
Home order value	$618,435	$573,392	8%	$1,173,475	$1,093,795	7%
Average sales price - orders	$375	$350	7%	$370	$344	8%
Ending backlog (units)				2,548	2,283	12%
Ending backlog value				$951,568	$806,311	18%
Average sales price - backlog				$373	$353	6%
Net earnings	$35,079	$28,143	25%	$60,456	$40,184	50%
Diluted EPS	$0.85	$0.74	15%	$1.48	$1.06	40%

MANAGEMENT COMMENTS
“We are quite pleased to show year-over-year growth in 2014 across nearly every key operating metric, given that market conditions were generally not as strong in the second quarter this year as they were a year ago,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We increased net earnings by 25% through a combination of higher revenue, margins and operating leverage. Home closings increased 4% and home closing revenue by 15%. We coupled that with a 40 basis point improvement in home closing gross margin and additional operating leverage to produce a pretax margin of 10.9%, compared to 8.5% in last year’s second quarter.
“We also grew new home orders and backlog in both units and total value, benefiting from increases in our average sales prices, while also increasing our average sales per community over 2013 in five of seven states,” said Mr. Hilton. “Texas and the Carolinas generated strong order growth in the second quarter - up 12% and 32% over 2013 respectively - which resulted in 67% and 45% respective increases in their backlog value at June 30. Colorado’s second quarter orders and backlog also grew in 2014, and Tennessee supplemented our total year-over-year increases as an additional market in 2014 that delivered well above our average sales pace.
"Our ending community count of 175 was 6% higher than one year ago and we had 9% more average communities open during the quarter than we did in the second quarter of 2013. We increased the average number of actively selling communities over last year in every state except Florida," he continued. “We plan to open many new communities this quarter within our existing markets, expanding the total to approximately 190 by September 30 and 205-215 active communities by year-end, not including our pending acquisition of Legendary Communities. Considering our June 30 backlog value is up 18% year over year, we are expecting strong revenue and earnings growth in the second half of 2014.”
Mr. Hilton added, “We are enthusiastic about our agreement to acquire Legendary Communities, which will put us into two additional markets with Atlanta and Greenville-Spartanburg, as well as bolster our presence in Charlotte. The acquisition is expected to close in the third quarter and we anticipate it will add approximately 40 actively selling communities to our total. Legendary closed approximately 500 homes in 2013 and generated $156 million in home closing revenue, and we believe that they can grow these by at least twenty percent in 2014 and 2015, with meaningful earnings accretion in 2015. That growth represents a significant potential increase in our long-term earnings power, in addition to the other markets we’ve entered in the last few years.”

SECOND QUARTER RESULTS

•
Net earnings increased by $6.9 million for the second quarter to $35.1 million or $0.85 per diluted share, from $28.1 million or $0.74 per diluted share in the second quarter of 2013, driven by higher home closing revenue and gross margins, assisted by additional operating leverage. Weighted average diluted shares outstanding of 41.6 million for the second quarter of 2014 included our public offering of approximately 2.5 million shares in January, compared to 38.8 million for the second quarter of 2013.

•
Home closing revenue increased 15% over the prior year, combining a 4% increase in home closings and a 12% increase in the average price of homes closed during the quarter, partially due to a greater proportion of larger homes in higher-priced communities. Respective increases of 36% and 54% in the Central and East regions more than offset a 6% decline in home closing revenue for the West region, which reflects a 24% decline in California, partially offset by a 41% increase in Colorado.

•	Home closing gross margin increased 40 basis points (bps) to 21.9% in the second quarter of 2014 compared to 21.5% in the second quarter of 2013.

•	General and administrative expenses for the second quarter decreased slightly to 4.9% from 5.0% of total closing revenue in 2014 compared to 2013.

•
Interest expense declined $3.1 million year over year to 0.3% of second quarter 2014 closing revenue, compared to 1.0% of second quarter closing revenue in 2013, as a greater percentage of total interest incurred was capitalized to lots and homes under development.

•
Pre-tax margin increased 240 bps to 10.9% in the second quarter of 2014 from 8.5% in 2013. Our effective tax rate was 36% in 2014 compared to 27% in 2013. Last year’s second quarter included a tax benefit of approximately $2.6 million primarily due to energy tax credits and a partial reversal of the deferred tax asset valuation allowance in California.

•
Total order value grew 8% to $618.4 million. The increase was primarily driven by a $57.0 million (31%) year-over-year increase in Texas’s order value over 2013. Total orders for 1,647 homes were the most for Meritage since the second quarter of 2007. The company’s average selling price of homes ordered increased 7% year over year in the second quarter.

•
Average orders per active community during the quarter slowed to 9.0 in the second quarter of 2014 compared to 9.8 in 2013. California’s sales pace remained the highest in the company at 12.8, followed by Tennessee at 11.5, Colorado at 10.8 and Florida at 10.3. Texas was at 9.8, also above the company average.

•	Ending community count at June 30, 2014 was 175 active communities, compared to 165 at June 30, 2013.

•	Ending backlog value at June 30 was 18% higher in 2014 than 2013, with 12% more units in backlog and average prices up 6%.

YEAR TO DATE RESULTS

•	Net earnings of $60.5 million for the first half of 2014 compared to net earnings of $40.2 million for the first half of 2013, which included a $3.8 million loss on early extinguishment of debt.

•	Home closings and closing revenue for the first half of the year increased 4% and 18%, respectively, for 2014 over 2013, with an increase of 14% in average prices.

•	Year-to-date home closing gross margin improved by 170 basis points to 22.3% for 2014, compared to 20.6% for 2013, as a result of higher selling prices of homes and leverage of certain costs.

•
Total commissions and selling expenses were constant as a percentage of home closing revenue, while general and administrative expenses fell to 5.1% of total closing revenue in the first half of 2014 compared to 5.4% in 2013, reflecting operating leverage.

BALANCE SHEET

•
The company ended the second quarter of 2014 with $290.6 million in cash and cash equivalents plus investments and securities, compared to $363.8 million at December 31, 2013 and $310.0 million at June 30, 2013, reflecting increased investment in real estate.

•
Real estate assets increased to $1.64 billion at June 30, 2014, compared to $1.41 billion at December 31, 2013 and $1.23 billion at June 30, 2013. The largest increases were in homes under contract under construction and home sites either finished or under development.

•	Net debt-to-capital ratio at quarter-end was 37.6% compared to 39.1% at December 31, 2013 and 37.2% at June 30, 2013.

•
Total lot supply at the end of the quarter was approximately 25,800, compared to approximately 22,600 a year earlier. Based on trailing twelve months closings, the June 30, 2014 balance represents a 4.8 years supply of lots.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 11:00 a.m. Eastern Time (8:00 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10048558.
Telephone participants who are unable to pre-register may dial in to 888-317-6016 on the day of the call. International dial-in number is 1-412-317-6016.
A replay of the call will be available until August 15, 2014, beginning at 12:30 p.m. ET on July 24, 2014 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10048558. For more information, visit www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Homebuilding:
Home closing revenue	$502,800	$436,040	$908,579	$766,750
Land closing revenue	2,804	13,910	5,370	19,635
Total closing revenue	505,604	449,950	913,949	786,385
Cost of home closings	(392,839)	(342,435)	(706,019)	(608,785)
Cost of land closings	(2,762)	(12,463)	(6,355)	(18,013)
Total cost of closings	(395,601)	(354,898)	(712,374)	(626,798)
Home closing gross profit	109,961	93,605	202,560	157,965
Land closing gross profit/(loss)	42	1,447	(985)	1,622
Total closing gross profit	110,003	95,052	201,575	159,587
Financial Services:
Revenue	2,451	1,434	4,350	2,276
Expense	(1,131)	(755)	(2,206)	(1,328)
Earnings from financial services unconsolidated entities and other, net	2,297	3,486	4,498	6,273
Financial services profit	3,617	4,165	6,642	7,221
Commissions and other sales costs	(36,105)	(31,180)	(67,039)	(57,059)
General and administrative expenses	(24,571)	(22,451)	(46,242)	(42,175)
Loss from other unconsolidated entities, net	(61)	(120)	(230)	(275)
Interest expense	(1,396)	(4,523)	(4,109)	(9,651)
Other income, net	3,749	685	4,397	1,155
Loss on early extinguishment of debt	—	(3,096)	—	(3,796)
Earnings before income taxes	55,236	38,532	94,994	55,007
Provision for income taxes	(20,157)	(10,389)	(34,538)	(14,823)
Net earnings	$35,079	$28,143	$60,456	$40,184

Earnings per share:
Basic
Earnings per share	$0.90	$0.78	$1.55	$1.12
Weighted average shares outstanding	39,118	36,151	38,904	35,976
Diluted
Earnings per share	$0.85	$0.74	$1.48	$1.06
Weighted average shares outstanding	41,598	38,758	41,487	38,662

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$230,630	$274,136
Investments and securities	59,944	89,687
Other receivables	50,695	38,983
Real estate (1)	1,638,028	1,405,299
Real estate not owned	4,999	289
Deposits on real estate under option or contract	58,881	51,595
Investments in unconsolidated entities	9,903	11,638
Property and equipment, net	28,828	22,099
Deferred tax asset	68,289	70,404
Prepaids, other assets and goodwill	42,481	39,231
Total assets	$2,192,678	$2,003,361
Liabilities:
Accounts payable	$83,960	$68,018
Accrued liabilities	151,796	166,611
Home sale deposits	27,533	21,996
Liabilities related to real estate not owned	4,299	289
Senior, convertible senior notes and other borrowings	904,771	905,055
Total liabilities	1,172,359	1,161,969
Stockholders' Equity:
Preferred stock	—	—
Common stock	391	362
Additional paid-in capital	531,403	412,961
Retained earnings	488,525	428,069
Total stockholders’ equity	1,020,319	841,392
Total liabilities and stockholders’ equity	$2,192,678	$2,003,361
(1) Real estate – Allocated costs:
Homes under contract under construction	$370,626	$262,633
Unsold homes, completed and under construction	182,719	147,889
Model homes	91,509	81,541
Finished home sites and home sites under development	890,036	813,135
Land held for development	51,012	52,100
Land held for sale	28,267	19,112
Communities in mothball status	23,859	28,889
Total real estate	$1,638,028	$1,405,299

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Depreciation and amortization	$2,669	$2,500	$5,182	$4,658

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$38,701	$24,198	$32,992	$21,600
Interest incurred	14,382	12,642	28,638	25,368
Interest expensed	(1,396)	(4,523)	(4,109)	(9,651)
Interest amortized to cost of home and land closings	(7,332)	(6,023)	(13,166)	(11,023)
Capitalized interest, end of period	$44,355	$26,294	$44,355	$26,294

	June 30, 2014	December 31, 2013
Notes payable and other borrowings	$904,771	$905,055
Stockholders' equity	1,020,319	841,392
Total capital	1,925,090	1,746,447
Debt-to-capital	47.0%	51.8%

Notes payable and other borrowings	$904,771	$905,055
Less: cash and cash equivalents and investments and securities	(290,574)	(363,823)
Net debt	614,197	541,232
Stockholders’ equity	1,020,319	841,392
Total net capital	$1,634,516	$1,382,624
Net debt-to-capital	37.6%	39.1%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$60,456	$40,184
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	5,182	4,658
Stock-based compensation	5,264	3,941
Loss on early extinguishment of debt	—	3,796
Excess income tax benefit from stock-based awards	(2,194)	(1,687)
Equity in earnings from unconsolidated entities	(4,268)	(5,998)
Deferred tax asset valuation benefit	—	(3,057)
Distribution of earnings from unconsolidated entities	6,119	7,236
Other	3,955	4,022
Changes in assets and liabilities:
Increase in real estate	(234,884)	(113,992)
Increase in deposits on real estate under option or contract	(7,986)	(7,361)
Increase in receivables and prepaid expenses and other assets	(15,121)	(13,167)
Increase in accounts payable and accrued liabilities	3,290	48,715
Increase in home sale deposits	5,537	13,189
Net cash used in operating activities	(174,650)	(19,521)
Cash flows from investing activities:
Investments in unconsolidated entities	(233)	(116)
Distributions of capital from unconsolidated entities	—	74
Purchases of property and equipment	(11,864)	(5,787)
Proceeds from sales of property and equipment	146	32
Maturities of investments and securities	65,388	71,024
Payments to purchase investments and securities	(35,614)	(76,938)
Increase in restricted cash	—	(4,327)
Net cash provided by/(used in) investing activities	17,823	(16,038)
Cash flows from financing activities:
Repayments of senior subordinated notes	—	(102,822)
Proceeds from issuance of senior notes	—	175,000
Proceeds from issuance of common stock, net	110,420	—
Debt issuance costs	—	(1,403)
Excess income tax benefit from stock-based awards	2,194	1,687
Non-controlling interest acquisition	—	(257)
Proceeds from stock option exercises	707	10,916
Net cash provided by financing activities	113,321	83,121
Net (decrease)/increase in cash and cash equivalents	(43,506)	47,562
Beginning cash and cash equivalents	274,136	170,457
Ending cash and cash equivalents (2)	$230,630	$218,019
 (2) Ending cash and cash equivalents excludes investments and securities totaling $59.9 million as of June 30, 2014 and excludes investments and securities and restricted cash of $135.3 million as of June 30, 2013.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	June 30, 2014		June 30, 2013
	Homes	Value	Homes	Value
Homes Closed:
Arizona	252	$84,606	251	$79,736
California	185	95,067	297	124,818
Colorado	115	52,292	100	37,001
Nevada	—	—	21	5,086
West Region	552	231,965	669	246,641
Texas	524	159,562	449	116,970
Central Region	524	159,562	449	116,970
Carolinas	89	36,127	51	19,273
Florida	155	60,732	152	53,156
Tennessee	48	14,414	—	—
East Region	292	111,273	203	72,429
Total	1,368	$502,800	1,321	$436,040
Homes Ordered:
Arizona	239	$77,372	334	$105,683
California	205	107,608	251	113,561
Colorado	140	64,491	121	53,278
Nevada	—	—	1	289
West Region	584	249,471	707	272,811
Texas	718	240,463	641	183,509
Central Region	718	240,463	641	183,509
Carolinas	102	43,062	77	31,604
Florida	180	67,891	212	85,468
Tennessee	63	17,548	—	—
East Region	345	128,501	289	117,072
Total	1,647	$618,435	1,637	$573,392

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Six Months Ended
	June 30, 2014		June 30, 2013
	Homes	Value	Homes	Value
Homes Closed:
Arizona	463	$156,388	443	$136,885
California	350	174,994	525	215,460
Colorado	204	92,214	194	69,205
Nevada	—	—	37	8,655
West Region	1,017	423,596	1,199	430,205
Texas	927	277,761	803	207,675
Central Region	927	277,761	803	207,675
Carolinas	144	58,706	91	33,488
Florida	318	127,829	280	95,382
Tennessee	71	20,687	—	—
East Region	533	207,222	371	128,870
Total	2,477	$908,579	2,373	$766,750
Homes Ordered:
Arizona	467	$153,019	652	$203,391
California	442	227,660	565	247,192
Colorado	264	119,249	262	110,073
Nevada	—	—	24	5,795
West Region	1,173	499,928	1,503	566,451
Texas	1,352	432,694	1,144	314,639
Central Region	1,352	432,694	1,144	314,639
Carolinas	183	77,081	146	58,490
Florida	353	132,506	391	154,215
Tennessee	111	31,266	—	—
East Region	647	240,853	537	212,705
Total	3,172	$1,173,475	3,184	$1,093,795

Order Backlog:
Arizona	282	$93,870	458	$147,322
California	317	160,129	355	156,320
Colorado	262	119,419	210	90,957
Nevada	—	—	1	245
West Region	861	373,418	1,024	394,844
Texas	1,217	400,588	841	239,281
Central Region	1,217	400,588	841	239,281
Carolinas	147	61,593	104	42,343
Florida	243	93,949	314	129,843
Tennessee	80	22,020	—	—
East Region	470	177,562	418	172,186
Total	2,548	$951,568	2,283	$806,311

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	June 30, 2014		June 30, 2013
	Beg.	End	Beg.	End
Active Communities:
Arizona	41	42	40	36
California	17	15	15	13
Colorado	13	13	11	12
Nevada	—	—	—	—
West Region	71	70	66	61
Texas	77	69	69	71
Central Region	77	69	69	71
Carolinas	18	13	11	13
Florida	17	18	22	20
Tennessee	6	5	—	—
East Region	41	36	33	33
Total	189	175	168	165

	Six Months Ended
	June 30, 2014		June 30, 2013
	Beg.	End	Beg.	End
Active Communities:
Arizona	40	42	38	36
California	22	15	17	13
Colorado	14	13	12	12
Nevada	—	—	1	—
West Region	76	70	68	61
Texas	70	69	65	71
Central Region	70	69	65	71
Carolinas	17	13	7	13
Florida	20	18	18	20
Tennessee	5	5	—	—
East Region	42	36	25	33
Total	188	175	158	165

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States, based on homes closed in 2013. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of June 30, 2014, the company had 175 actively selling communities in markets including Sacramento, San Francisco's East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; York County, South Carolina and Nashville, Tennessee.
Meritage has designed and built more than 80,000 homes in its 28-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013 and 2014, for innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit meritagehomes.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations for community count and strong earnings growth in the second half of 2014, the anticipated closing of the Legendary Communities acquisition and the expected growth rate for closings and revenue from that acquisition with potential earnings accretion.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; a change to the feasibility of projects under option or contract that could result in the write-off of option deposits; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from relatively small deposits relating to our sales contracts; construction defect and home warranty claims; our success at prevailing in litigation matters and on contested tax positions; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness and our ability to take certain actions because of restrictions contained in the indentures for our senior notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2013 and our most recent quarterly report on form 10-Q under the caption "Risk Factors," which can be found on our website.